EXHIBIT  7
----------

                                    AGREEMENT

     FOR TEN ($10.00) DOLLARS AND OTHER GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged (including, without limitation, facilitation of the financing for the merger of Lightec
Communications Inc. and LT Acquisition Corp., a wholly-owned subsidiary of Security Biometrics, Inc.) pursuant to that certain Merger Agreement dated as of March 14, 2002, by and among Security Biometrics, Inc. ("Biometrics"), LT Acquisition Corp. ("Newco"), Lightec Communications Inc., Maryanne Richards and Michael Richards (the "Merger");

     NOW, THEREFORE, WAYNE TAYLOR, an individual residing at No.8 Tsawwassen Beach Road, British Columbia, Canada V4M4C6 ("Taylor"), the Grantor under that Certain GESTURE RECOGNITION TECHNOLOGY GRI INTERNATIONAL LIMITED TRUST dated July 26, 2000 created under the laws of Barbados (the "Trust"), which Trust is the majority shareholder of Biometrics, hereby irrevocably agrees to cause the Trustee of the Trust, Canadian Imperial Bank of Commerce, with offices at Warrens St. Michael Barbados to transfer Ten Million (10,000,000) Biometrics shares (the "Shares") to GERARD MUNERA, a resident of Greenwich, Connecticut ("Munera"), and to take any and all actions, at Taylor's sole cost and expense, necessary to accomplish said transfer as soon as practicable. Taylor represents and warrants to Munera that the sole beneficiary of the Trust is Taylor's son, Jason Taylor, 22 years old (the "Beneficiary"), that the Beneficiary is fully competent and has (as evidenced by his written consent below) approved the transfer of the Shares described herein to Munera, that the shares shall be transferred to Munera free and clear of any and all liens and encumbrances and shall be fully and freely transferable, and that Taylor has all requisite power and authority to transfer the Shares to Munera as herein provided under the terms of the Trust and all applicable laws.

     This Agreement may be executed and approved in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Facsimile signatures shall be deemed originals for purposes of this Agreement.


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     IN  WITNESS WHEREOF, the undersigned has executed this Agreement as of this
17th  day  of  May  2002.

                                          /s/  Wayne  Taylor
                                          ------------------
                                          WAYNE  TAYLOR

CONSENTED  AND  AGREED  TO  THIS
20TH  DAY  OF  MAY,  2002

/s/  Jason  Taylor
------------------
JASON  TAYLOR

NOTARIZED


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